                                                                    EXHIBIT 10.1

                                                            DEFINITIVE AGREEMENT

================================================================================

                                CREDIT AGREEMENT

                          dated as of December 17, 2004

                                      among

                               AVISTA CORPORATION,

                             THE BANKS PARTY HERETO,

                             BANK OF AMERICA, N.A.,
                               as Managing Agent,

        KEYBANK NATIONAL ASSOCIATION and U.S. BANK, NATIONAL ASSOCIATION,
                            as Documentation Agents,

                                WELLS FARGO BANK,
                   as Documentation Agent and an Issuing Bank,

                         UNION BANK OF CALIFORNIA, N.A.,
                    as Syndication Agent and an Issuing Bank,

                                       and

                              THE BANK OF NEW YORK,
                   as Administrative Agent and an Issuing Bank

================================================================================

          BNY CAPITAL MARKETS, INC. and UNION BANK OF CALIFORNIA, N.A.
                        Lead Arrangers and Book Managers

                                TABLE OF CONTENTS

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                                                                                                              Page
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
                                                     ARTICLE I

DEFINITIONS...........................................................................................          1
    Section 1.01  Defined Terms.......................................................................          1
    Section 1.02  Terms Generally.....................................................................         12

                                                    ARTICLE II

THE CREDITS...........................................................................................         13
    Section 2.01  Commitments.........................................................................         13
    Section 2.02  Loans...............................................................................         13
    Section 2.03  Notice of Borrowings................................................................         14
    Section 2.04  Repayment of Loans; Evidence of Debt................................................         15
    Section 2.05  Letters of Credit...................................................................         15
             (a)  General.............................................................................         15
             (b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions...............         15
             (c)  Expiration Date.....................................................................         16
             (d)  Participations......................................................................         16
             (e)  Reimbursement.......................................................................         16
             (f)  Obligations Absolute................................................................         17
             (g)  Disbursement Procedures.............................................................         18
             (h)  Interim Interest....................................................................         18
             (i)  Cash Collateralization..............................................................         18
             (j)  Letters of Credit Expiring After the Expiration Date................................         19
             (j)  Certain Letters of Credit Outstanding Under the Existing Credit Agreement...........         19
    Section 2.06  Fees................................................................................         19
    Section 2.07  Interest on Loans...................................................................         20
    Section 2.08  Default Interest....................................................................         20
    Section 2.09  Alternate Rate of Interest..........................................................         21
    Section 2.10  Termination, Reduction and Increase in Commitments..................................         21
    Section 2.11  Prepayment..........................................................................         22
    Section 2.12  Reserve Requirements; Change in Circumstances.......................................         22
    Section 2.13  Change in Legality..................................................................         24

    Section 2.14  Indemnity...........................................................................         24
    Section 2.15  Pro Rata Treatment..................................................................         25
    Section 2.16  Sharing of Setoffs..................................................................         25
    Section 2.17  Payments............................................................................         26
    Section 2.18  Taxes...............................................................................         26
    Section 2.19  Termination or Assignment of Commitments Under Certain Circumstances................         28

                                                    ARTICLE III

REPRESENTATIONS AND WARRANTIES........................................................................         29
    Section 3.01  Organization; Powers................................................................         29
    Section 3.02  Authorization.......................................................................         29
    Section 3.03  Enforceability......................................................................         30
    Section 3.04  Governmental Approvals..............................................................         30
    Section 3.05  Financial Statements................................................................         30
    Section 3.06  No Material Adverse Change..........................................................         30
    Section 3.07  Litigation; Compliance with Laws....................................................         30
    Section 3.08  Federal Reserve Regulations.........................................................         31
    Section 3.09  Investment Company Act; Public Utility Holding Company Act..........................         31
    Section 3.10  No Material Misstatements...........................................................         31
    Section 3.11  Employee Benefit Plans..............................................................         31
    Section 3.12  Environmental and Safety Matters....................................................         31
    Section 3.13  Significant Subsidiaries............................................................         32

                                                    ARTICLE IV

CONDITIONS TO BORROWINGS AND LETTERS OF CREDIT........................................................         32
    Section 4.01  All Borrowings and Letters of Credit................................................         32
    Section 4.02  First Borrowing or Letter of Credit.................................................         33

                                                     ARTICLE V

AFFIRMATIVE COVENANTS.................................................................................         35
    Section 5.01  Existence; Businesses and Properties................................................         35
    Section 5.02  Insurance...........................................................................         35

    Section 5.03  Taxes and Obligations...............................................................         36
    Section 5.04  Financial Statements, Reports, etc..................................................         36
    Section 5.05  Litigation and Other Notices........................................................         37
    Section 5.06  ERISA...............................................................................         37
    Section 5.07  Maintaining Records; Access to Properties and Inspections...........................         38
    Section 5.08  Use of Proceeds and Letters of Credit...............................................         38

                                                    ARTICLE VI

NEGATIVE COVENANTS....................................................................................         38
    Section 6.01  Liens...............................................................................         38
    Section 6.02  Sale-Leaseback Transactions.........................................................         41
    Section 6.03  Mergers, Consolidations and Acquisitions............................................         41
    Section 6.04  Disposition of Assets...............................................................         42
    Section 6.05  Consolidated Total Debt to Consolidated Total Capitalization Ratio..................         43
    Section 6.06  Avista Utilities Interest Coverage Ratio............................................         43
    Section 6.07  Public Utility Regulatory Borrowing Limits..........................................         43
    Section 6.08  Avista Energy Guarantees............................................................         43
    Section 6.09  Investments.........................................................................         43

                                                    ARTICLE VII

EVENTS OF DEFAULT.....................................................................................         43

                                                   ARTICLE VIII

RELEASE OF COLLATERAL.................................................................................         46
    Section 8.01  Borrower's Election Upon Credit Upgrade.............................................         46
    Section 8.02  Release Upon Commitment Reduction...................................................         46
    Section 8.03  Release Upon Termination and Repayment..............................................         47

                                                    ARTICLE IX

THE ADMINISTRATIVE AGENT..............................................................................         47
    Section 9.01  Appointment and Powers..............................................................         47
    Section 9.02  Limitation on Liability.............................................................         47
    Section 9.03  Other Transactions with the Borrower................................................         48

    Section 9.04  Reimbursement; Indemnification......................................................         48
    Section 9.05  Absence of Reliance.................................................................         48
    Section 9.06  Resignation of the Administrative Agent.............................................         49
    Section 9.07  Syndication Agent; Documentation Agents; Managing Agent; Co-Agents..................         49

                                                     ARTICLE X

MISCELLANEOUS.........................................................................................         49
    Section 10.01 Notices.............................................................................         49
    Section 10.02 Survival of Agreement...............................................................         50
    Section 10.03 Binding Effect; Successors and Assigns..............................................         50
    Section 10.04 Successors and Assigns..............................................................         51
    Section 10.05 Expenses; Indemnity, Damage Waiver..................................................         53
    Section 10.06 Right of Setoff.....................................................................         54
    Section 10.07 Applicable Law......................................................................         55
    Section 10.08 Waivers; Amendment..................................................................         55
    Section 10.09 Interest Rate Limitation............................................................         56
    Section 10.10 Entire Agreement....................................................................         56
    Section 10.11 Waiver of Jury Trial................................................................         56
    Section 10.12 Severability........................................................................         56
    Section 10.13 Counterparts........................................................................         56
    Section 10.14 Headings............................................................................         56
    Section 10.15 Jurisdiction; Consent to Service of Process.........................................         56
    Section 10.16 USA Patriot Act Notification........................................................         57

Exhibit A             Form of Note
Exhibit B             Form of Assignment and Assumption
Exhibit C             Form of Administrative Questionnaire
Exhibit D             Form of Commitment Increase Supplement
Schedule 2.01         Names, Commitments, Addresses of Initial Banks
Schedule 3.13         Significant Subsidiaries
Schedule 4.02(a)(ii)  Required Governmental Approvals
Schedule 6.01         Existing Secured Indebtedness

                  CREDIT AGREEMENT dated as of December 17, 2004, among AVISTA CORPORATION, a Washington corporation, the Banks listed in
                  Schedule 2.01, BANK OF AMERICA, N.A., as Managing Agent, KEYBANK NATIONAL ASSOCIATION, as Documentation Agent, U.S. BANK, NATIONAL ASSOCIATION, as Documentation Agent, WELLS FARGO BANK, as Documentation Agent and Issuing Bank, UNION BANK OF CALIFORNIA, N.A., as Syndication Agent and Issuing Bank, and THE BANK OF NEW YORK, as Administrative Agent and Issuing Bank.

      The Borrower has requested that the Banks agree to make loans and buy participations in letters of credit issued by the Issuing Bank on a revolving credit basis during the period commencing with the date hereof and ending on the Expiration Date (as defined herein) in an aggregate principal amount not in excess of $350,000,000 at any time outstanding. The proceeds of such borrowings and such letters of credit are to be used for general corporate purposes.

      In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

      "ABR" when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

      "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

      "ABR Loan" shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of
Article II.

      "Administrative Agent" shall mean The Bank of New York, as administrative agent for the Banks and the Issuing Bank under the Loan Documents, and any successor Administrative Agent appointed pursuant to Section 9.06.

      "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit C.

      "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

      "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the sum of (i) the Federal Funds Effective Rate in effect for such day plus (ii) 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate shall be effective on the date such change in the Prime Rate is adopted.

      "Applicable Rate" shall mean on any date with respect to the Commitment Fee, Eurodollar Loans, ABR Loans or the LC Participation Fee, the rate per annum set forth in the following table in the "Commitment Fee", "Eurodollar Margin", "ABR Margin" or "LC Participation Fee" column, as applicable, for the Pricing Level in effect for such date.

                                                                           LC
                    Commitment       Eurodollar                       Participation
Pricing Levels         Fee             Margin          ABR Margin          Fee
--------------      ----------       ----------        ----------     -------------
      I               0.150%           0.750%            0.000%           0.750%
     II               0.175%           0.875%            0.000%           0.875%
     III              0.200%           1.000%            0.000%           1.000%
     IV               0.300%           1.500%            0.500%           1.500%
      V               0.500%           2.000%            1.000%           2.000%

For purposes of determining which Pricing Level is applicable in the foregoing table the following rules will apply:

      "Pricing Level I" will be applicable at any date if, at such date, the Senior Debt Rating is Third Lowest Investment Grade or higher;

      "Pricing Level II" will be applicable at any date if, at such date, the Senior Debt Rating is Second Lowest Investment Grade and Pricing Level I is not applicable;

      "Pricing Level III" will be applicable at any date if, at such date, the Senior Debt Rating is Lowest Investment Grade and neither Pricing Level I nor Pricing Level II are applicable;

      "Pricing Level IV" will be applicable at any date if, at such date, the Senior Debt Rating is Highest Non-Investment Grade and none of Pricing Level I, Pricing Level II or Pricing Level III are applicable; and

      "Pricing Level V" will be applicable at any date if, at such date, the Senior Debt Rating is Second Highest Non-Investment Grade or lower.

In the event that the Company's Senior Debt Ratings are split by one level, the higher rating will apply. In the event the ratings are split by more than one level, the level that is one level below the higher rating will apply.

      "Assignment and Assumption" shall mean an assignment and assumption agreement entered into by a Bank and an assignee in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

      "Attributable Debt" shall mean, in connection with any Sale-Leaseback, the present value (discounted in accordance with GAAP at the discount rate implied in the lease) of the obligations of the lessee for rental payments during the term of the lease.

      "Availability Period" shall mean the period from and including the date of this Agreement to but excluding the Expiration Date.

      "Avista Utilities" means the operating division of the Borrower which represents all the regulated utility operations of the Borrower that are responsible for retail electric and natural gas distribution, electric transmission services and electric generation and production.

      "Avista Utilities EBITDA" means, for any period, (a) Avista Utilities Net Income for such period plus (b) in each case, without duplication and to the extent deducted in computing Avista Utilities Net Income for such period, the sum for such period of (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization expense, (iv) any extraordinary or non-recurring losses and (v) other non-cash items reducing such Avista Utilities Net Income for such period, minus (c) in each case, without duplication and to the extent added in computing Avista Net Income for such period, the sum of for such period of (i) any extraordinary or non-recurring gains and (ii) other non-cash items increasing Avista Utilities Net Income, all as determined in accordance with GAAP.

      "Avista Utilities Interest Expense" means, for any period, interest expense of Avista Utilities for such period determined in accordance with GAAP.

      "Avista Utilities Net Income" means, for any period, the net income or loss of Avista Utilities for such period determined in accordance with GAAP.

      "Bank" shall mean (a) any person listed on Schedule 2.01 and (b) any person that has been assigned any or all of the rights or obligations of a Bank pursuant to Section 10.04.

      "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

      "Bond Delivery Agreement" shall mean the Bond Delivery Agreement, dated as of December 17, 2004, between the Borrower and the Administrative Agent.

      "Borrower" shall mean Avista Corporation, a Washington corporation, and its successors and assigns.

      "Borrowing" shall mean a group of Loans of the same Type made on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

      "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City;

provided that when used in connection with a Eurodollar Loan the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in dollars in the London interbank market.

      "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

      "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; provided, that no event described in clause (a) or clause (b) shall constitute a "Change in Control" if, immediately after giving effect to the transaction that would otherwise constitute a Change in Control, the Senior Debt Rating assigned by two nationally recognized credit rating agencies is equal to or higher than Lowest Investment Grade.

      "Closing Date" shall mean the date on which the conditions precedent set forth in Sections 4.01 and 4.02 are first satisfied or waived.

      "Code" shall mean the Internal Revenue Code of 1986, as the same maybe amended from time to time.

      "Commitment" shall mean, with respect to each Bank, (a) (i) in the case of a Bank listed on Schedule 2.01, the amount set forth opposite such Bank's name under the heading "Commitment" on such Schedule and (ii) in the case of a Bank that becomes a Bank pursuant to an assignment under Section 10.04, the amount specified as assigned to such Bank in the Assignment and Assumption pursuant to which such Bank becomes a Bank, in each case, as the same may be reduced from time to time pursuant to Section 2.10(b), increased from time to time pursuant to Section 2.10(c), or reduced or increased from time to time pursuant to assignments in accordance with Section 10.04, or (b) as the context may require, the obligation of such Bank to make Loans or acquire participations in Letters of Credit in an aggregate unpaid principal amount not exceeding such amount.

      "Commitment Fee" shall have the meaning assigned to such term in Section 2.06(a).

      "Consolidated Total Capitalization" on any date means the sum, without duplication, of the following with respect to the Borrower and its consolidated subsidiaries: (a) total capitalization as of such date, as determined in accordance with GAAP, (b) the current portion of liabilities which as of such date would be classified in whole or part as long-term debt in accordance with GAAP (it being understood that the noncurrent portion of such liabilities is included in the total capitalization referred to in clause (a)), (c) all obligations as lessee which, in accordance with GAAP, are capitalized as liabilities (including the current portion thereof), and (d) all other liabilities which would be classified as short-term debt in accordance with GAAP.

      "Consolidated Total Debt" on any date means the sum, without duplication, of the following with respect to the Borrower and its consolidated subsidiaries:
(a) all liabilities which as of such date would be classified in whole or in part as long-term debt in accordance with GAAP (including the current portion thereof), (b) all obligations as lessee which, in accordance with GAAP, are capitalized as liabilities (including the current portion thereof), (c) all other liabilities which would be classified as short-term debt in accordance with GAAP, and (d) all Guarantees of or by the Borrower.

      "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

      "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

      "dollars" or "$" shall mean lawful money of the United States of America.

      "Equity Interests" shall mean shares of stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person, and all options, warrants or other rights to acquire any such equity ownership interests in a person.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

      "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

      "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate.

      "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar
Loans.

      "Eurodollar Loan" shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

      "Eurodollar Rate" shall mean, for any Interest Period, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on

Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available for any Interest Period, "Eurodollar Rate" shall mean, for such Interest Period, the arithmetic mean (rounded upward, if necessary, to the nearest 1/16 of 1%) of the rates quoted by major banks in New York City selected by the Administrative Agent and reasonably acceptable to the Borrower at approximately 11:00 a.m. (New York City time) two Business Days prior to the first day of such Interest Period for loans in dollars to leading European banks for a term comparable to such Interest Period commencing on the first day of such Interest Period and in an amount of $1,000,000.

      "Event of Default" shall have the meaning assigned to such term in Article VII.

      "Evergreen Letter of Credit" shall mean a Letter of Credit that, by its terms, provides that it shall be automatically renewed or extended for a stated period of time at the end of its then-scheduled expiration date unless the Issuing Bank notifies the beneficiary thereof prior to such expiration date that the Issuing Bank elects not to renew or extend such Letter of Credit.

      "Existing Credit Agreement" shall mean the Credit Agreement, dated as of May 21, 2002, among Avista Corporation, the banks listed in Schedule 2.01 thereof, KeyBank National Association and Washington Mutual Bank, as Co-Agents, U.S. Bank, National Association, as Managing Agent, Fleet National Bank and Wells Fargo Bank, as Documentation Agents, Union Bank of California, N.A., as Syndication Agent, and The Bank of New York, as Administrative Agent and Issuing Bank, as the same has been amended, modified or supplemented to (and including) the Closing Date.

      "Expiration Date" shall mean December 16, 2009.

      "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as reported on such Business Day by the Federal Reserve Bank of New York, or, if such rate is not so reported for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

      "Fees" shall mean the Commitment Fee and the other fees referred to in
Section 2.06.

      "Financial Officer" of any corporation shall mean the chief financial officer or treasurer of such corporation.

      "Financing Subsidiary" shall mean any Subsidiary of the Borrower created specifically and solely for the purpose of providing financing directly to the Borrower (and no other Subsidiary of the Borrower or other Person) through the issuance by such Subsidiary of debt or equity securities.

      "First Mortgage" shall mean the Mortgage and Deed of Trust dated as of June 1, 1939, made by the Borrower in favor of Citibank, N.A., as successor trustee, as the same has been amended, modified or supplemented to date and as the same may be further amended, modified or supplemented from time to time hereafter.

      "First Mortgage Bond" shall mean a first mortgage bond of the Thirty-sixth Series issued to the Administrative Agent on the Closing Date under a Supplemental Indenture, in a principal amount equal to the total Commitments on the date of execution and delivery of this Agreement, or any first mortgage bond issued under a Supplemental Indenture to the First Mortgage in substitution for a First Mortgage Bond, in each case in connection with a reduction or increase in the total Commitments pursuant to Section 2.10(b) or (c).

      "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis.

      "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

      "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

      "Highest Non-Investment Grade" shall mean that the Senior Debt Rating assigned to the applicable Indebtedness of the Borrower is a rating which, as reasonably determined by the Administrative Agent, would be the highest rating granted by the applicable credit rating agency which is generally not treated as "investment grade" in the ratings regime of that credit rating agency.

      "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited, if such obligations are without recourse to such person, to the lesser of the principal amount of such Indebtedness or the fair market value of such property, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (the amount of any such obligation to be the amount that would be payable upon the acceleration, termination or liquidation thereof) and (j) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

      "Interest Payment Date" shall mean (a) in the case of any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and (b) in addition, in the case of a Eurodollar Loan that is part of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing.

      "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on, as the Borrower may elect, the date 2 weeks thereafter or the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earlier of
(i) the next succeeding March 31, June 30, September 30 or December 31 and (ii) the Expiration Date; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

      "Investment" by any person shall mean (a) the purchase or other acquisition of any Equity Interest in any other person, (b) any loan, advance or extension of credit to any other person, (c) any contribution to the capital of any other person, (d) any Guarantee of the Liabilities of any other person or
(e) any other investment in any other person.

      "Issuing Bank" shall mean with respect to each Letter of Credit, The Bank of New York, Union Bank of California, N.A., or Wells Fargo Bank, acting in its capacity as the issuer of such Letter of Credit, and its successors in such capacity. The Issuing Bank of a Letter of Credit may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to any Letters of Credit issued by such Affiliate.

      "Issuing Bank Exposure" shall mean, with respect to any Issuing Bank at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued by such Issuing Bank at such time plus (b) the aggregate amount of all LC Disbursements by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time.

      "LC Disbursement" shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

      "LC Exposure" shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

The LC Exposure of any Bank at any time shall be its Pro Rata Share of the total LC Exposure at such time.

      "LC Participation Fee" shall have the meaning assigned to such term in
Section 2.06(b).

      "Letter of Credit" shall mean each letter of credit issued pursuant to this Agreement and each letter of credit issued and outstanding under the Existing Credit Agreement on the Closing Date.

      "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and
(c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

      "Loan Documents" shall mean this Agreement, the First Mortgage Bond, the First Mortgage, the Supplemental Indenture, the Bond Delivery Agreement, any Notes, and any letter of credit applications executed and delivered by the Borrower in connection with Letters of Credit.

      "Loans" shall mean loans made by the Banks to the Borrower pursuant to this Agreement.

      "Lowest Investment Grade" shall mean that the Senior Debt Rating assigned to the applicable Indebtedness of the Borrower is a rating which, as reasonably determined by the Administrative Agent, would be the lowest rating granted by the applicable credit rating agency which is generally treated as "investment grade" in the ratings regime of that credit rating agency.

      "Margin Stock" shall have the meaning given such term under Regulation U.

      "Material Adverse Effect" shall mean an effect on the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole which could reasonably be expected to have a material adverse effect on the creditworthiness of the Borrower.

      "Notes" shall mean any promissory notes of the Borrower, substantially in the form of Exhibit A, evidencing Loans, as may be delivered pursuant to Section 2.04.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

      "person" shall mean a corporation, association, partnership, trust, limited liability company, organization, business, individual or government or governmental agency or political subdivision thereof.

      "Plan" shall mean any pension plan subject to the provisions of Title IV of ERISA or Section 412 or the Code which is maintained for employees of the Borrower or any ERISA Affiliate.

      "Prime Rate" means the prime U.S. commercial lending rate of The Bank of New York, as publicly announced to be in effect from time to time. The Prime Rate shall be adjusted automatically, without notice, on the effective date of any change in such prime U.S. commercial lending rate. The Prime Rate is not necessarily The Bank of New York's lowest rate of interest.

      "Pro Rata Share" shall mean, with respect to any Bank, the percentage of the total Commitments represented by such Bank's Commitment. If the Commitments have terminated or expired, the Pro Rata Shares of the Banks shall be determined based upon the Commitments most recently in effect.

      "Register" shall have the meaning given to such term in Section 10.04(c).

      "Regulation D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof and shall include any successor or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

      "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

      "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

      "Reportable Event" shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

      "Required Banks" shall mean, at any time, Banks having Revolving Credit Exposures representing more than 50.0% of the aggregate Revolving Credit Exposures or, if there shall be no Revolving Credit Exposure, Banks having Commitments representing more than 50.0% of the aggregate Commitments.

      "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

      "Revolving Credit Exposure" shall mean, with respect to any Bank at any time, the sum of the outstanding principal amount of such Bank's Loans and its LC Exposure at such time.

      "RTO Transaction" shall mean any sale, transfer or other disposition of transmission assets entered into in connection with the formation of a regional transmission organization pursuant to or in a manner consistent with regulatory requirements applicable to the Borrower.

      "Sale-Leaseback" shall mean any arrangement whereby any person shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

      "Second Highest Non-Investment Grade" shall mean that the Senior Debt Rating assigned to the applicable Indebtedness of the Borrower is a rating which, as reasonably determined by the Administrative Agent, would be the rating granted by the applicable credit rating agency which is generally not treated as "investment grade" in the ratings regime of that credit rating agency that is lower than Highest Non-Investment Grade.

      "Second Lowest Investment Grade" shall mean that the Senior Debt Rating assigned to the applicable Indebtedness of the Borrower is a rating which, as reasonably determined by the Administrative Agent, would be the rating granted by the applicable credit rating agency which is generally treated as "investment grade" in the ratings regime of that credit rating agency that is higher than Lowest Investment Grade but not Third Lowest Investment Grade.

      "Senior Debt Rating" means, as of any date of determination, as of the close of business on such date: (a) if the Loans are secured, the rating assigned to the Borrower's most senior secured public Indebtedness, and (b) if the Loans are unsecured, the rating assigned to the Borrower's most senior unsecured public Indebtedness, in either such case by a nationally recognized credit rating agency selected by the Borrower, reasonably approved by the Administrative Agent and not objected to by the Required Lenders within five Business Days following notice of such designation.

      "Significant Subsidiary" shall mean a Subsidiary meeting any one of the following conditions: (a) the investments in and advances to such Subsidiary by the Borrower and the other Subsidiaries, if any, as at the end of the Borrower's latest fiscal quarter exceeded 10% of the total assets of the Borrower and its Subsidiaries at such date, computed and consolidated in accordance with GAAP; or
(b) the Borrower's and the other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of such Subsidiary as at the end of the Borrower's latest fiscal quarter exceeded 10% of the total assets of the Borrower and its Subsidiaries at such date, computed and consolidated in accordance with GAAP; or (c) the equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of such Subsidiary for the period of four consecutive fiscal quarters ending at the end of the Borrower's latest fiscal quarter exceeded 10% of such income of the Borrower and its Subsidiaries for such period, computed and consolidated in accordance with GAAP; or (d) such Subsidiary is the parent of one or more Subsidiaries and, together with such Subsidiaries would, if considered in the aggregate, constitute a Significant Subsidiary.

      "Statutory Reserves" shall mean, with respect to any Eurodollar Loan for any date, a fraction (expressed as a decimal) the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency or supplemental reserves) in effect for such date with respect to Eurodollar funding (including with respect to Eurocurrency Liabilities as defined in Regulation D) in an amount approximately equal to such Eurodollar Loan and with a term approximately equal to the Interest Period for such Eurodollar Loan expressed as a decimal established by the Board or by any other United States banking authority to which the Administrative Agent is subject. Such reserve percentages shall include, without limitation, those imposed under Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

      "subsidiary" shall mean, for any person (the "Parent"), any corporation, partnership or other entity of which securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) are at the time directly or indirectly owned or controlled by the Parent or one or more of its subsidiaries or by the Parent and one or more of its subsidiaries.

      "Subsidiary" shall mean a subsidiary of the Borrower.

      "Supplemental Indenture" shall mean the Thirty-seventh Supplemental Indenture, dated as of December 1, 2004, between the Borrower and Citibank, N.A., as trustee under the First Mortgage, and any supplemental indenture to the First Mortgage, in form and substance satisfactory to the Administrative Agent, pursuant to which a First Mortgage Bond is issued in substitution for a First Mortgage Bond, in connection with a reduction or increase in the total Commitments pursuant to Section 2.10(b) or (c).

      "Third Lowest Investment Grade" shall mean that the Senior Debt Rating assigned to the applicable Indebtedness of the Borrower is a rating which, as reasonably determined by the Administrative Agent, would be the rating granted by the applicable credit rating agency which is generally treated as "investment grade" in the ratings regime of that credit rating agency that is higher than Second Lowest Investment Grade.

      "Transactions" shall have the meaning assigned to such term in Section
3.02.

      "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall mean, in the case of a Loan or Borrowing, the Eurodollar Rate or the Alternate Base Rate.

            Section 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP as in effect at that time. Financial statements and other information required to be delivered by the Borrower to the Administrative Agent, the Banks and the Issuing Banks pursuant to Sections 5.04 shall be prepared in accordance with GAAP as in effect at the time of such preparation and calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with GAAP as in effect at the time of such preparation. If the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, such provision shall be interpreted on the basis of GAAP as in effect at that time until such provision is amended in accordance herewith.

                                   ARTICLE II

                                   THE CREDITS

            Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Bank agrees, severally and not jointly, to make Loans to the Borrower, at any time and from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (a) the Revolving Credit Exposure of any Bank exceeding such Bank's Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the limits set forth in the preceding sentence, the Borrower may borrow, pay or prepay and reborrow Loans during the Availability Period, subject to the terms, conditions and limitations set forth herein.

            Section 2.02 Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Banks ratably in accordance with their Commitments. The failure of any Bank to make any Loan required to be made hereunder shall not in itself relieve any other Bank of its obligation to lend hereunder (it being understood, however, that no Bank shall be responsible for the failure of any other Bank to make any Loan required to be made by such other
Bank). The Loans comprising each Borrowing shall be in an aggregate principal amount of not less than $1,000,000.

            (b) Subject to Section 2.09, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as the Borrower may request pursuant to Section 2.03. Each Bank may at its option fulfill its Commitment with respect to any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Bank to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or any applicable Note. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than fourteen separate Eurodollar Loans of any Bank being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

            (c) Subject to paragraph (e) below, each Bank shall make a Loan in the amount of its Pro Rata Share of each Borrowing on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 2:00 p.m., New York City time, and the Administrative Agent shall by 3:00 p.m., New York City time, make available to the Borrower in immediately available funds the amounts so received (i) by wire transfer for credit to the account of the Borrower with Wells Fargo Bank, Account Number 41688 14770; ABA # 121000248, re: Avista Corp. or (ii) as otherwise specified by the Borrower in its notice of Borrowing or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Banks. Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's portion of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have made such portion available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower the interest rate applicable at the time to the Loans comprising such Borrowing and
(ii) in the case of such Bank, the Federal Funds Effective Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Bank's Loan as part of such Borrowing for purposes of this Agreement.

            (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Expiration Date.

            (e) The Borrower may refinance all or any part of any Borrowing with a new Borrowing of the same or a different Type, subject to the conditions and limitations set forth in this Agreement. Any Borrowing or part thereof so refinanced shall be deemed to be repaid or prepaid in accordance with Section
2.04 or 2.11, as applicable, with the proceeds of the new Borrowing, and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Banks to the Administrative Agent or by the Administrative Agent to the Borrower pursuant to paragraph (c) above.

            Section 2.03 Notice of Borrowings. (a)To request a Borrowing, the Borrower shall give the Administrative Agent notice thereof (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before a proposed borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, the day of a proposed borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. If the Borrower shall not have given notice in accordance with this
Section 2.03 of its election to refinance a Borrowing or given notice to the Administrative Agent not later than 12:00 noon, New York City time, on the last day of the Interest Period applicable to such Borrowing that it will not refinance such Borrowing, then the Borrower shall be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. The Administrative Agent shall promptly advise the

Banks of any notice given pursuant to this Section 2.03 and of each Bank's portion of the requested Borrowing.

            Section 2.04 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay each Bank the then unpaid principal amount of each Loan of such Bank on the last day of the Interest Period applicable to such Loan and on the Expiration Date. Each Loan shall bear interest on the outstanding principal balance thereof as set forth in Section 2.07.

            (b) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

            (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and date of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal, interest or fees due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any principal, interest or fees received by the Administrative Agent hereunder for the account of the Banks and each Bank's share thereof.

            (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

            (e) Any Bank may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Bank a Note payable to the order of such Bank (or, if requested by such Bank, to such Bank and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered Note, to such payee and its registered assigns).

            Section 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

            (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total LC Exposure shall not exceed $150,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments.

            (c) Expiration Date. Each Letter of Credit shall expire (or, in the case of an Evergreen Letter of Credit, shall expire if the applicable Issuing Bank gives the required notice of non-renewal or non-extension) not later than the close of business on the date that is five Business Days prior to the first anniversary of the Expiration Date.

            (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Banks, such Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Bank's Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Bank's Pro Rata Share of (i) each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section and (ii) any reimbursement payment required to be refunded to the Borrower for any reason to the extent received by such Bank. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

            (e) Reimbursement. If the Issuing Bank of a Letter of Credit shall make any LC Disbursement in respect of such Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on
(i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section

2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Bank of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Bank's Pro Rata Share thereof. Promptly following receipt of such notice, each Bank shall pay to the Administrative Agent its Pro Rata Share of the payment then due from the Borrower, in the same manner as provided in Section 2.02 with respect to Loans made by such Bank (and Section
2.02 shall apply, mutatis mutandis, to the payment obligations of the Banks), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Banks. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Banks have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Banks and such Issuing Bank as their interests may appear. Any payment made by a Bank pursuant to this paragraph to reimburse the Issuing Bank of a Letter of Credit for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

            (f) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Banks nor any Issuing Bank, nor any of their respective directors, officers, employees or agents, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank of a Letter of Credit from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank's gross negligence or willful misconduct. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank of a Letter of Credit (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

            (g) Disbursement Procedures. The Issuing Bank of a Letter of Credit shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Banks with respect to any such LC Disbursement.

            (h) Interim Interest. If the Issuing Bank of a Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.08 shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Bank to the extent of such payment.

            (i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent, at the request of any Issuing Bank of an outstanding Letter of Credit or the Required Banks, demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Banks, an amount in cash equal to the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of
Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under the Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the total LC Exposure at such time or be applied to satisfy other obligations of the Borrower under the Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

            (j) Letters of Credit Expiring After the Expiration Date. In the event that any Letters of Credit are outstanding on the Expiration Date and shall have an expiration date thereafter, the Borrower shall either (i) deposit in an account with the Administrative Agent an amount in cash equal to the total LC Exposure as of such date, to be held and applied as provided in Section 2.05(i), or (ii) enter into an agreement with the Issuing Bank (which the Issuing Bank may do in its sole and absolute discretion) effective as of the Expiration Date whereby such Letters of Credit shall thereafter be governed by another agreement and shall cease to be governed by this Agreement, whereupon all participations of the Banks in such Letters of Credit shall automatically terminate, provided that such agreement and termination shall not affect the obligation of the Borrower with respect to amounts accrued or owing at such time under the Loan Documents with respect to such Letters of Credit.

            (k) Certain Letters of Credit Outstanding Under the Existing Credit Agreement. Each Letter of Credit that is outstanding under the Existing Credit Agreement on the Closing Date shall automatically, and without further action on the part of the Borrower or the applicable Issuing Bank, be deemed to be "issued" under paragraph (b) of this Section 2.05 and shall be a "Letter of Credit" for all purposes hereunder.

            Section 2.06 Fees. (a) The Borrower agrees to pay to each Bank, through the Administrative Agent, on the first Business Day of January, April, July and October of each year and on the date on which the Commitment of such Bank shall be reduced or terminated as provided herein, a commitment fee at the Applicable Rate (a "Commitment Fee") on the average daily unused amount of the Commitment of such Bank during the preceding quarter (or shorter period commencing with the date hereof or ending with the Expiration Date or the date on which the Commitment of such Bank shall be reduced or terminated). The Commitment Fees shall accrue on each day at a rate per annum equal to the Applicable Rate in effect on such day. All Commitment Fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Commitment Fee due to each Bank shall commence to accrue on the date of this Agreement and shall cease to accrue on the date on which the Commitment of such Bank shall be terminated as provided herein.

            (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Bank a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate (an "LC Participation Fee") on the average daily amount of such Bank's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Bank's Commitment terminates and the date on which such Bank ceases to have any LC Exposure, and (ii) to the Administrative Agent for the account of each Issuing Bank a fronting fee for Letters of Credit issued by such Issuing Bank, which shall accrue at the rate per annum of 0.125% on the average daily amount of such Issuing Bank's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements of such Issuing
Bank) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure. LC Participation Fees and Letter of Credit fronting fees shall be payable on the first Business Day of January, April, July and October of each year and on the date on which the Commitments terminate as provided herein; provided that all such fees accruing after the date on which the Commitments terminate shall be payable on demand. All LC Participation Fees and Letter of Credit fronting fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (c) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees separately agreed between the Administrative Agent and the Borrower.

            (d) Once paid, none of the Fees shall be refundable under any circumstances.

            Section 2.07 Interest on Loans. (a) Subject to the provisions of
Section 2.08, the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

            (b) Subject to the provisions of Section 2.08, the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

            (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.

            (d) Interest computed on the basis of the Alternative Base Rate (including interest payable on overdue amounts under Section 2.08) shall be computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed so long as the Prime Rate is the applicable rate for calculation of the Alternate Base Rate, and on the basis of a year of 360 days for the actual number of days elapsed so long as the Federal Funds Effective Rate is the applicable rate for calculation of the Alternate Base Rate. Interest computed on the basis of the Eurodollar Rate (including interest payable on overdue amounts under Section 2.08) shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

            (e) The applicable Alternate Base Rate or Eurodollar Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

            Section 2.08 Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due under the Loan Documents, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate plus 2% (except that the interest rate applicable to an overdue amount of principal of a Eurodollar Borrowing that became due on a day other than on the last day of the Interest Period applicable thereto shall, for the period until the last day of such Interest Period, be equal to 2% above the rate that would otherwise be applicable thereto during such Interest Period).

            Section 2.09 Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have in good faith determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the majority in interest of the Banks of making or maintaining their Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give notice of such determination to the Borrower and the Banks. In the event of any such determination, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 shall, until the Administrative Agent shall have advised the Borrower and the Banks that the circumstances giving rise to such notice no longer exist, be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

            Section 2.10 Termination, Reduction and Increase in Commitments. (a) The Commitments shall be automatically terminated on the Expiration Date.

            (b) Upon at least three Business Days' prior irrevocable notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the unused portion of the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in an aggregate amount of not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Commitments.

            (c) At any time following the date of this Agreement and prior to the Expiration Date, the aggregate amount of the Commitments may, at the option of the Borrower, be increased by an amount not in excess of $100,000,000, either by new Banks establishing Commitments or by one or more then-existing Banks increasing their Commitments (each such new Bank or Bank increasing its Commitment, an "Additional Commitment Bank"); provided that (a) each Additional Commitment Bank shall be selected or approved by the Borrower and shall be reasonably acceptable to the Administrative Agent and the Issuing Banks, (b) no Bank shall have an obligation to become an Additional Commitment Bank, (c) no Default or Event of Default shall exist immediately prior to or after the effective date of the increase in the Commitments, (d) each increase in the Commitments shall be in an aggregate amount not less than $10,000,000 and multiples of $5,000,000 in excess thereof, (e) the aggregate amount of the increase in the Commitments after the date of this Agreement shall not exceed $100,000,000, and (f) no increase in the Commitments shall become effective unless and until (i) the Borrower, the Administrative Agent, the Issuing Banks and each Additional Commitment Bank shall have executed and delivered an agreement substantially in the form of Exhibit D (a "Commitment Increase Supplement") and (ii) if the Loans are secured, the Administrative Agent shall have received a substitute First Mortgage Bond in an amount equal to the total Commitments after giving effect to the increase in the Commitments, together with a supplemental indenture, bond delivery agreement, mortgage title insurance, legal opinions and other certificates and documents with respect thereto comparable to those delivered pursuant to Section 4.02(a) with respect to the First Mortgage Bond issued under the First Mortgage and delivered to the Administrative Agent on the Closing Date, in each case in form and substance satisfactory to the Administrative Agent. On the effective date of an increase in the Commitments, each Additional Commitment Bank shall purchase, as an assignment from each other existing Bank, the portion of such other Bank's Loans, unreimbursed LC Disbursements and participations in Letters of Credit outstanding at such time such that, after giving effect to such assignments, the respective aggregate amount of Loans, unreimbursed LC Disbursements and participations in Letters of Credit of each Bank shall be equal to such Bank's Pro Rata Share of the aggregate Loans, unreimbursed LC Disbursements and participations in Letters of Credit outstanding. The purchase price for the Loans, unreimbursed LC Disbursements and participations in Letters of Credit so assigned shall be the sum of (i) the principal amount of the Loans and unreimbursed LC Disbursements so assigned plus the amount of accrued and unpaid interest thereon as of the date of assignment and (ii) the amount of accrued and unpaid LC Participation Fees as of the date of assignment on the participations in Letters of Credit so assigned. Each Additional Commitment Bank shall pay the aggregate purchase price payable by it to the Administrative Agent on the effective date of an increase in the Commitments and the Administrative Agent shall promptly forward to each other Bank the portion thereof payable to it. Upon payment of such purchase price, each other Bank shall be automatically deemed to have sold and made such an assignment to such Additional Commitment Bank and shall, to the extent of the interest assigned, be released from its obligations under the Loan Documents, and such Additional Commitment Bank shall be automatically deemed to have purchased and assumed such an assignment from each other Bank and, if not already a Bank hereunder, shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of a Bank under the Loan Documents.

            Section 2.11 Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days' prior notice to the Administrative Agent, in the case of a prepayment of a Eurodollar Borrowing, and upon at least one Business Day's prior notice, in the case of a prepayment of an ABR Borrowing; provided, however, that each partial prepayment shall be in an amount of not less than $1,000,000. Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section
2.11 shall be subject to Section 2.14 but otherwise without premium or penalty. All prepayments under this Section 2.11 shall be accompanied by accrued interest on the principal amount being prepaid to (but excluding) the date of payment.

            Section 2.12 Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after the date of this Agreement there is adopted any new law, rule or regulation or any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) which shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Bank (except any such reserve requirement which is reflected in the Eurodollar Rate) or shall impose on such Bank or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Bank or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any Eurodollar Loan or to increase the cost to such Bank or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Bank or Issuing Bank hereunder or under any Notes (whether of principal, interest or otherwise) by an amount deemed by such Bank to be material, then the Borrower will pay to such Bank or Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Bank or Issuing Bank for such additional costs incurred or reduction suffered.

            (b) If any Bank or Issuing Bank shall have determined that the applicability of any law, rule, regulation, agreement or guideline adopted after the date hereof regarding capital adequacy, or any change in any of the foregoing or the adoption after the date hereof of any change in any law, rule, regulation, agreement or guideline existing on the date hereof or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or Issuing Bank (or any lending office thereof) or any Bank's or Issuing Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or Issuing Bank's capital or on the capital of such Bank's or Issuing Bank's holding company, if any, with respect to this Agreement or Loans made by such Bank or any Letter of Credit or participation therein to a level below that which such Bank or Issuing Bank or such Bank's or Issuing Bank's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Bank's or Issuing Bank's policies and the policies of such Bank's or Issuing Bank's holding company with respect to capital adequacy) by an amount deemed by such Bank or Issuing Bank to be material, then from time to time the Borrower shall pay to such Bank or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or Issuing Bank or such Bank's or Issuing Bank's holding company for any such reduction suffered. It is acknowledged that this Agreement is being entered into by the Banks and the Issuing Banks on the understanding that the Banks and the Issuing Banks will not be required to maintain capital against their obligations to make Loans or issue Letters of Credit or purchase participations therein under currently applicable laws, regulations and regulatory guidelines. In the event Banks or the Issuing Banks shall be advised by any Governmental Authority or shall otherwise determine on the basis of pronouncements of any Governmental Authority that such understanding is incorrect, it is agreed that the Banks and the Issuing Banks will be entitled to make claims under this paragraph based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.

            (c) A certificate of a Bank or Issuing Bank setting forth in reasonable detail such amount or amounts as shall be necessary to compensate such Bank or Issuing Bank or such Bank's or Issuing Bank's holding company as specified in paragraph (a) or (b) above, as the case may be, and the manner in which such Bank or Issuing Bank has determined the same, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Bank or Issuing Bank, as the case may be, the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

            (d) Failure on the part of any Bank or Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's or Issuing Bank's right to demand compensation with respect to such period or any other period. The protection of this Section shall be available to each Bank and Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

            Section 2.13 Change in Legality. (a) Notwithstanding any other provision herein, if any change in, or adoption of, any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by notice to the Borrower and to the Administrative Agent, such Bank may:

                  (i) declare that Eurodollar Loans will not thereafter be made by such Bank hereunder, whereupon any request by the Borrower for a Eurodollar Borrowing shall, as to such Bank only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

                  (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Bank shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Bank or the converted Eurodollar Loans of such Bank shall instead be applied to repay the ABR Loans made by such Bank in lieu of, or resulting from the conversion of, such Eurodollar Loans.

            (b) For purposes of this Section 2.13, a notice to the Borrower by any Bank shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan.

            Section 2.14 Indemnity. The Borrower shall indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any Eurodollar Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrower to borrow any Eurodollar Loan hereunder after irrevocable notice of such borrowing has been given or deemed given pursuant to Section 2.03, (c) any payment or prepayment of a Eurodollar Loan required by any provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any assignment of a Eurodollar Loan pursuant to Section 2.19(b) made or deemed made on a date other than the last day of the Interest Period applicable thereto, or (e) any default in payment or prepayment of the principal amount of any Eurodollar Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Bank, of (i) its cost of obtaining the funds for the Eurodollar Loan being paid, prepaid, assigned or not borrowed (assumed to be the Eurodollar Rate applicable thereto) for the period from the date of such payment, prepayment, assignment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Eurodollar Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Bank) that would be realized by such Bank in reemploying the funds so paid, prepaid, assigned or not borrowed for such period or Interest Period, as the case may be. A certificate of any Bank setting forth any amount or amounts which such Bank is entitled to receive pursuant to this Section, and the manner in which such Bank has determined the same, shall be delivered to the Borrower and shall be conclusive absent manifest error.

            Section 2.15 Pro Rata Treatment. Except as required under Section 2.13, each Borrowing, each payment or prepayment of principal of any Borrowing or LC Disbursement, each payment of interest on the Loans or LC Disbursements, each payment of the Fees, and each reduction of the Commitments shall be allocated among the Banks in accordance with their respective Pro Rata Shares. Each Bank agrees that in computing such Bank's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Bank's Pro Rata Share of such Borrowing to the next higher or lower whole dollar amount.

            Section 2.16 Sharing of Setoffs. Each Bank agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of its Loans or participations in LC Disbursements as a result of which the unpaid principal portion of its Loans or participations in LC Disbursements shall be proportionately less than the unpaid principal portion of the Loans or participations in LC Disbursements of any other Bank, it shall be deemed simultaneously to have purchased from such other Bank at face value, and shall promptly pay to such other Bank the purchase price for, a participation in the Loans or participations in LC Disbursements, as applicable, of such other Bank ("Sharing Participations"), so that (i) the aggregate unpaid principal amount of the Loans, participations in LC Disbursements and Sharing Participations held by each Bank shall be in the same proportion to the aggregate unpaid principal amount of all Loans and LC Disbursements then outstanding as (ii) the principal amount of its Loans, participations in LC Disbursements and Sharing Participations prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Loans and LC Disbursements outstanding prior to such exercise of banker's lien, setoff or counter claim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in a Loan or in a participation in an LC Disbursement deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Bank by reason thereof as fully as if such Bank had made a Loan directly to the Borrower or had acquired a participation in an LC Disbursement directly from the applicable Issuing Bank, as the case may be, in the amount of such participation.

            Section 2.17 Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or reimbursements of LC Disbursements or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 noon, New York City time, on the date when due in dollars to the Administrative Agent at its offices at One Wall Street, New York, New York, in immediately available funds.

            (b) Whenever any payment (including principal of or interest on any Borrowing or reimbursements of LC Disbursements or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

            Section 2.18 Taxes. (a) Any and all payments by the Borrower hereunder and under any other Loan Document shall be made, in accordance with
Section 2.17, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of the Administrative Agent, any Bank or any Issuing Bank (or any transferee or assignee thereof, including a participation holder (any such entity being called a "Transferee")) and franchise taxes imposed on the Administrative Agent, any Bank or any Issuing Bank (or Transferee) by the United States or any jurisdiction under the laws of which the Administrative Agent or any such Bank or Issuing Bank (or such Transferee) or the applicable lending office, is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Banks or the Issuing Banks (or any Transferee) or the Administrative Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions of Taxes (including deductions applicable to additional sums payable under this Section 2.18) such Bank or Issuing Bank (or such Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions of Taxes been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that no Transferee of any Bank shall be entitled to receive any greater payment under this paragraph (a) than such Bank would have been entitled to receive with respect to the rights assigned, participated or other wise transferred except to the extent that such greater payment arises from circumstances not in existence at the time such assignment, participation or transfer shall have been made.

            (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

            (c) The Borrower will indemnify each Bank (or Transferee), Issuing Bank (or Transferee) and the Administrative Agent for the full amount of any Taxes and Other Taxes paid by such Bank (or such Transferee), Issuing Bank (or such Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date any Bank or Issuing Bank (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor. If a Bank or Issuing Bank (or Transferee) or the Administrative Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.18, it shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after receipt of a request by the Borrower, apply for such refund at the Borrower's expense.

            (d) If any Bank or Issuing Bank (or Transferee) or the Administrative Agent receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.18, it shall promptly notify the Borrower of such refund and shall repay such refund to the Borrower (to the extent of amounts that have been paid by the Borrower under this Section 2.18 with respect to such refund) within 30 days (or promptly upon receipt, if the Borrower has requested application for such refund pursuant hereto), net of all reasonable out of pocket expenses of such Bank or Issuing Bank (or Transferee) and without interest (other than interest included in such refund); provided that the Borrower, upon the request of such Bank or Issuing Bank (or such Transferee) or the Administrative Agent, agrees to return such refund (plus penalties, interest or other charges) to such Bank or Issuing Bank (or such Transferee) or the Administrative Agent in the event such Bank or Issuing Bank (or such Transferee) or the Administrative Agent is required to repay such refund. Nothing contained in this paragraph (d) shall require any Bank or Issuing Bank (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential); provided that Borrower, at its expense, shall have the right to receive an opinion from a firm of independent public accountants of recognized national standing acceptable to the Borrower that the amount due hereunder is correctly calculated.

            (e) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Bank or Issuing Bank (or Transferee) or the Administrative Agent, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt received by the Borrower evidencing payment thereof.

            (f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.18 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

            (g) On or prior to the execution of this Agreement and on or before the transfer to a Transferee, the Administrative Agent shall notify the Borrower of each Bank's or Issuing Bank's (or Transferee's) address. On or prior to the Banks' or the Issuing Banks' (or Transferee's) first Interest Payment Date, and from time to time as required by law, each Bank or Issuing Bank (or Transferee) that is not a United States Person within the meaning of Section 7701(a)(30) of the Code (a "Non-U.S. Person") shall, if legally able to do so, deliver to the Borrower and the Administrative Agent (i) one duly completed and executed copy of United States Internal Revenue Service Form W-8BEN or W-8ECI, (ii) if claiming exemption from United States Federal withholding tax pursuant to Sections 871(h) or 881(c) of the Code, one duly completed and executed copy of a United States Internal Revenue Service Form W-8BEN and a certificate representing that such Non-U.S. Person is not a bank for purposes of Section 881(c) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(b) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) or (iii) any successor applicable form of any thereof, establishing in each case that such Bank or Issuing Bank (or Transferee) is entitled to receive payments under the Loan Documents payable to it without deduction or withholding of any United States Federal income taxes, or subject to a reduced rate thereof. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that such payments under the Loan Documents are not subject to United States Federal withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower shall withhold taxes from such payments at the applicable statutory rate.

            (h) The Borrower shall not be required to pay any additional amounts to any Bank or Issuing Bank (or Transferee) in respect of United States Federal withholding tax pursuant to paragraph (a) above if the obligation to pay such additional amounts would not have arisen but for a failure by such Bank or Issuing Bank (or Transferee) to comply with the provisions of paragraph (g) above; provided, however, that the Borrower shall be required to pay those amounts to any Bank or Issuing Bank (or Transferee) that it was required to pay hereunder prior to the failure of such Bank or Issuing Bank (or Transferee) to comply with the provisions of such paragraph (g).

            Section 2.19 Termination or Assignment of Commitments Under Certain Circumstances. (a) Any Bank or Issuing Bank (or Transferee) claiming any additional amounts payable pursuant to Section 2.12 or Section 2.18 or exercising its rights under Section 2.13 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Bank or Issuing Bank, be otherwise disadvantageous to such Bank or Issuing Bank (or Transferee).

            (b) In the event that any Bank shall have delivered a notice or certificate pursuant to Section 2.13, or the Borrower shall be required to make additional payments under Section 2.12 or 2.18 to any Bank or Issuing Bank (or Transferee) or to the Administrative Agent with respect to any Bank or Issuing Bank (or Transferee), the Borrower shall have the right, at its own expense, upon notice to such Bank or Issuing Bank (or Transferee) and the Administrative Agent (and, if a Commitment is being terminated or assigned, the Issuing Banks),
(a) to
terminate the Commitment of such Bank or Issuing Bank (or Transferee) or (b) to require such Bank or Issuing Bank (or Transferee) to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all its interests, rights and obligations under the Loan Documents to another financial institution which shall assume such obligations; provided that (i) no such termination or assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the Borrower or the assignee, as the case may be, shall pay to the affected Bank or Issuing Bank (or Transferee) in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it under the Loan Documents and, in the case of a termination or assignment by an Issuing Bank, shall cause all Letters of Credit issued by such Issuing Bank to be surrendered for cancellation on or prior to the date of such termination or assignment.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

      The Borrower represents and warrants to each of the Banks and Issuing Banks that:

            Section 3.01 Organization; Powers. Each of the Borrower and the Significant Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) in the case of the Borrower, has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.

            Section 3.02 Authorization. The execution, delivery and performance by the Borrower of each of the Loan Documents and the Borrowings and procurement of Letters of Credit hereunder (collectively, the "Transactions") (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation the violation of which could reasonably be expected to impair the validity and enforceability of this Agreement or any other Loan Document or materially impair the rights of or benefits available to the Banks or the Issuing Banks under the Loan Documents, or of the certificate or articles of incorporation or other constitutive documents or by laws of the Borrower or any Significant Subsidiary, (B) any order of any Governmental Authority the violation of which could reasonably be expected to impair the validity or enforceability of this Agreement or any other Loan Document, or materially impair the rights of or benefits available to the Banks or the Issuing Banks under the Loan Documents, or (C) any provision of any indenture or other material agreement or instrument evidencing or relating to borrowed money to which the Borrower or any Significant Subsidiary is a party or by which any of them or any of their property is or may be bound in a manner which could reasonably be expected to impair the validity and enforceability of this Agreement or any other Loan Document or materially impair the rights of or benefits available to the Banks or the Issuing Banks under the Loan Documents,
(ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument in a manner which could reasonably be expected to impair the validity and enforceability of this Agreement or any other Loan Document or materially impair the rights of or benefits available to the Banks or the Issuing Banks under the Loan Documents or (iii) result in the creation or imposition under any such indenture, agreement or other instrument of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower.

            Section 3.03 Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

            Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect.

            Section 3.05 Financial Statements. The Borrower has heretofore furnished to the Banks and the Issuing Banks its (i) consolidated balance sheets and statements of income and statements of cash flow as of and for the fiscal year ended December 31, 2003, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants, and (ii) unaudited consolidated balance sheets and statements of income and statements of cash flow as of and for the fiscal quarter ended September 30, 2004, certified by one of its Financial Officers. All such financial statements present fairly the financial condition and results of operations of the Borrower and its consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto, together with the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, reflect all liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof which are material on a consolidated basis. Such financial statements were prepared in accordance with GAAP applied (except as noted therein) on a consistent basis.

            Section 3.06 No Material Adverse Change. Except as disclosed in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and in any document filed after December 31, 2003, but prior to the date of this Agreement pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, there has been no change in the business, assets, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2003, which could reasonably be expected to have a material adverse effect on the creditworthiness of the Borrower.

            Section 3.07 Litigation; Compliance with Laws. (a) Except as set forth in the Annual Report of the Borrower on Form 10-K for the year ended December 31, 2003 or in any document filed after December 31, 2003, but prior to the date of this Agreement pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) which involve any Loan

Document or the Transactions or (ii) which could reasonably be anticipated, individually or in the aggregate, to result in a Material Adverse Effect.

            (b) Neither the Borrower nor any of the Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be reasonably likely to result in a Material Adverse Effect.

            Section 3.08 Federal Reserve Regulations. (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

            (b) No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

            Section 3.09 Investment Company Act; Public Utility Holding Company Act. The Borrower is not (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) subject to regulation as a "holding company" under the Public Utility Holding Company Act of 1935.

            Section 3.10 No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent, any Issuing Bank or any Bank in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or, when considered together with all reports theretofore filed with the Securities and Exchange Commission, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

            Section 3.11 Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC, and the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $25,000,000 the value of the assets of such Plan.

            Section 3.12 Environmental and Safety Matters. Each of the Borrower and each Subsidiary has complied with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental or nuclear regulation or control or to employee health or safety, except where noncompliance would not be reasonably likely to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice of any failure so to comply, except where noncompliance would not be reasonably likely to result in a Material Adverse Effect. The Borrower's and the Subsidiaries' plants do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or employee health and safety, or any nuclear fuel or other radioactive materials, in all cases in violation of any law or any regulations promulgated pursuant thereto, where such violation would be reasonably likely to result in a Material Adverse Effect. The Borrower is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in a Material Adverse Effect. The representations and warranties set forth in this Section 3.12 are, however, subject to any matters, circumstances or events set forth in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and in any document filed after December 31, 2003, but prior to the date of this Agreement pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934; provided, however, that the inclusion of such matters, circumstances or events as exceptions (or any other exceptions contained in the representations and warranties which refer to the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 or in any document filed after December 31, 2003, but prior to the date of this Agreement pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934) shall not be construed to mean that the Borrower has concluded that any such matter, circumstance or effect is likely to result in a Material Adverse Effect.

            Section 3.13 Significant Subsidiaries. Schedule 3.13 sets forth as of the date hereof a list of all Significant Subsidiaries of the Borrower and the percentage ownership interest of the Borrower therein.

                                   ARTICLE IV

                 CONDITIONS TO BORROWINGS AND LETTERS OF CREDIT

      The obligations of the Banks to make Loans and of the Issuing Banks to issue, amend, renew or extend Letters of Credit, are subject to the satisfaction of the following conditions:

            Section 4.01 All Borrowings and Letters of Credit. On the date of each Borrowing (including each Borrowing in which Loans are refinanced with new Loans as contemplated by Section 2.02(e)) or issuance, amendment, renewal or extension of a Letter of Credit:

            (a) The Administrative Agent shall have received (i) in the case of a Borrowing, a notice of such Borrowing as required by Section 2.03 and
      (ii) in the case of an issuance, amendment, renewal or extension of a Letter of Credit, a notice requesting the same and any letter of application as required by Section 2.05.

            (b) The representations and warranties set forth in Article III hereof (excluding, in the case of a refinancing of Loans or the issuance, amendment, renewal or extension of a Letter of Credit or the refinancing of an LC Disbursement that does not increase the Revolving Credit Exposure of any Bank, the representations set forth in Sections 3.06 and 3.07) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

            (c) The Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit no Event of Default or Default shall have occurred and be continuing.

Each Borrowing and issuance, amendment, renewal or extension of such Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and
(c) of this Section 4.01.

            Section 4.02 First Borrowing or Letter of Credit. On the date of this Agreement:

            (a) The Administrative Agent shall have received each of the following, in form and substance satisfactory to it:

                  (i) Opinion of Heller Ehrman White & McAuliffe LLP, counsel to the Borrower, dated the date of this Agreement and addressed to the Administrative Agent, the Banks and the Issuing Banks, with respect to such matters relating to the Borrower and the Loan Documents as the Administrative Agent, the Issuing Banks or any Bank may reasonably request. The Borrower hereby instructs such counsel to deliver such opinion to the Administrative Agent.

                  (ii) Evidence satisfactory to the Administrative Agent and set forth on Schedule 4.02(a)(ii) that the Borrower shall have obtained all consents and approvals of, and shall have made all filings and registrations with, any Governmental Authority required in order to consummate the Transactions, in each case without the imposition of any condition which, in the judgment of the Banks or the Issuing Banks, could adversely affect their rights or interests under the Loan Documents.

                  (iii) A copy of the certificate or articles of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State.

                  (iv) A certificate of the Secretary or Assistant Secretary of the Borrower dated the date of this Agreement and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the date of this Agreement and at all times since a date prior to the date of the resolutions described in clause (B) below,
      (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and borrowings and procurement of letters of credit hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (iii) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection therewith on behalf of the Borrower

                  (v) A certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iv) above.

                  (vi) A certificate, dated the date of this Agreement and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

                  (vii) Evidence satisfactory to the Administrative Agent that this Agreement, the Supplemental Indenture, the Bond Delivery Agreement, the First Mortgage Bond and any Notes requested by the Banks for issuance on the date of this Agreement, have been executed and delivered by all parties thereto.

                  (viii) A copy of the First Mortgage, certified by the Secretary or Assistant Secretary of the Borrower.

                  (ix) A copy of title insurance policy No. NSL 31426-SEA issued by First American Title Insurance Company, together with copies of all endorsements thereto, naming the trustee under the First Mortgage as the insured, insuring the Borrower's title to the real property subject to Lien of the First Mortgage, and the validity and first priority of the Lien of the First Mortgage (subject to Liens permitted to exist by the terms of the First Mortgage), in an amount not less than the principal amount of the First Mortgage Bond.

                  (x) Such other documents as the Administrative Agent, the Banks, the Issuing Banks or their respective legal counsel may reasonably request.

            (b) All fees payable by the Borrower to the Administrative Agent, the Issuing Banks, the Banks or any of their Affiliates or any on or prior to the date of this Agreement with respect to this Agreement, and all amounts payable by the Borrower pursuant to Section 10.05 for which invoices have been delivered to the Borrower on or prior to such date, shall have been paid in full or arrangements satisfactory to the Administrative Agent shall have been made to cause them to be paid in full concurrently with the disbursement of the proceeds of any Borrowing to be made on such date.

            (c) The Lenders shall have received a copy of each document filed after December 31, 2003, but prior to the date of this Agreement pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934.

            (d) The Administrative Agent shall be satisfied that on the Closing Date, all commitments to make loans or issue letters of credit under the Existing Credit Agreement will be terminated, and all amounts accrued or owing under the Existing Credit Agreement will be paid in full.

            (e) All legal matters incident to the Loan Documents and the transactions contemplated thereby shall be reasonably satisfactory to the Administrative Agent, the Banks, the Issuing Banks and their respective legal counsel.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

      The Borrower covenants and agrees with each Bank and Issuing Bank that so long as any Commitment shall remain in effect or the principal of or interest on any Loan or LC Disbursement, any Fees or any other amounts payable under any Loan Document shall be unpaid or any Letter of Credit remains outstanding:

            Section 5.01 Existence; Businesses and Properties. (a) The Borrower shall, and shall cause each Significant Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.03.

            (b) The Borrower shall, and shall cause each Significant Subsidiary to, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names utilized in the conduct of its business, except where the failure so to obtain, preserve, renew, extend or maintain any of the foregoing would not result in a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated, except as otherwise expressly permitted under this Agreement; (ii) comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted if failure to comply with such requirements would result in a Material Adverse Effect; and (iii) at all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided, however, that the Borrower or any Significant Subsidiary may cause the discontinuance of the operation or a reduction in the capacity of any of its facilities, or any element or unit thereof including, without limitation, real and personal properties, facilities, machinery and equipment, (i) if, in the judgment of the Borrower or such Significant Subsidiary, it is no longer advisable to operate the same, or to operate the same at its former capacity, and such discontinuance or reduction would not result in a Material Adverse Effect, or (ii) if the Borrower or a Significant Subsidiary intends to sell and dispose of its interest in the same in accordance with the terms of this Agreement and within a reasonable time shall endeavor to effectuate the same.

            Section 5.02 Insurance. (a) The Borrower shall, and shall cause each Significant Subsidiary to, maintain insurance, to such extent and against such risks, as is customary with companies in the same or similar businesses and owning similar properties in the same general area in which it operates and (b) maintain such other insurance as may be required by law. All insurance required by this Section 5.02 shall be maintained with financially sound and reputable insurers or through self-insurance; provided, however, that the portion of such insurance constituting self-insurance shall be comparable to that usually maintained by companies engaged in the same or similar businesses and owning similar properties in the same general area in which it operates and the reserves maintained with respect to such self-insured amounts are deemed adequate by its officer or officers responsible for insurance matters.

            Section 5.03 Taxes and Obligations. The Borrower shall, and shall cause each Significant Subsidiary to, pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall, to the extent required by GAAP, have set aside on its books adequate reserves with respect thereto.

            Section 5.04 Financial Statements, Reports, etc. The Borrower shall furnish to the Administrative Agent, each Bank and each Issuing Bank:

            (a) within 105 days after the end of each fiscal year, consolidated and consolidating balance sheets and related statements of income and statements of cash flow, showing the financial condition of (i) Avista Utilities and (ii) the Borrower and its consolidated Subsidiaries, in each case as of the close of such fiscal year, and the results of each of their operations during such year, all (A) in the case of Avista Utilities, certified by one of the Borrower's Financial Officers as fairly presenting the financial condition and results of operations of Avista Utilities in accordance with GAAP consistently applied and (B) in the case of the Borrower and its consolidated subsidiaries, audited by Deloitte & Touche or other independent public accountants of recognized national standing acceptable to the Required Banks and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower on a consolidated basis (except as noted therein) in accordance with GAAP consistently applied;

            (b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, consolidated and, to the extent otherwise available, consolidating balance sheets and related statements of income and statements of cash flow, showing the financial condition of (i) Avista Utilities and (ii) the Borrower and its consolidated subsidiaries, in each case as of the close of such fiscal quarter, and the results of each of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of Avista Utilities or the Borrower on a consolidated basis, as applicable, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

            (c) concurrently with any delivery of financial statements under (a) or (b) above, (i) a certificate of the relevant accounting firm opining on or certifying such statements or Financial Officer (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying that to the knowledge of the accounting firm or the Financial Officer, as the case may be, no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (ii) a certificate of a Financial Officer setting forth in reasonable detail such calculations as are required to establish whether the Borrower was in compliance with Sections 6.05 and 6.06 on the date of such financial statements;

            (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its share holders, as the case may be; and

            (e) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Significant Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent, any Bank or any Issuing Bank may reasonably request.

            Section 5.05 Litigation and Other Notices. The Borrower shall furnish to the Administrative Agent and each Bank and Issuing Bank prompt notice of the following:

            (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

            (b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Subsidiary thereof which could reasonably be anticipated to result in a Material Adverse Effect; and

            (c) any development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect.

            Section 5.06 ERISA. (a) The Borrower shall, and shall cause each Significant Subsidiary to, comply in all material respects with the applicable provisions of ERISA and (b) the Borrower shall furnish to the Administrative Agent and each Bank and Issuing Bank (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Borrower to the PBGC in an aggregate amount exceeding $25,000,000, a statement of a Financial Officer setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of
Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans and (iii) within 10 days after the due date for filing with the PBGC pursuant to
Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC.

            Section 5.07 Maintaining Records; Access to Properties and Inspections. The Borrower shall, and shall cause each Significant Subsidiary to,
(a) maintain all financial records in accordance with GAAP and (b) permit any representatives designated by the Administrative Agent, any Bank or any Issuing Bank to visit and inspect its financial records and properties at reasonable times and as often as requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent, any Bank or any Issuing Bank to discuss its affairs, finances and condition with its chief financial officer, or other person designated by the chief financial officer, and independent accountants therefor.

            Section 5.08 Use of Proceeds and Letters of Credit. The Borrower shall use the proceeds of the Loans and the Letters of Credit only for the purposes set forth in the preamble to this Agreement.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

      The Borrower covenants and agrees with each Bank and Issuing Bank that so long as any Commitment shall remain in effect or the principal of or interest on any Loan or LC Disbursement, any Fees or any other amounts payable under any Loan Document shall be unpaid or any Letter of Credit remains outstanding:

            Section 6.01 Liens. The Borrower shall not create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

            (a) Liens on property or assets of the Borrower created by the documents, instruments or agreements existing on the date hereof and which are listed as exhibits to the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, to the extent that such Liens secure only obligations arising under such existing documents, agreements or instruments and the amount of Indebtedness secured thereby does not exceed the amount thereof as of the date hereof as set forth on Schedule 6.01;

            (b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and
      (ii) such Lien does not apply to any other property or assets of the Borrower;

            (c) the Lien of the First Mortgage and the Lien of any collateral trust mortgage or similar instrument which would be intended to eventually replace (in one transaction or a series of transactions) the First Mortgage (as amended, modified or supplemented from time to time, "Collateral Trust Mortgage") on properties or assets of the Borrower to secure bonds, notes and other obligations of the Borrower but only to the extent such Liens, collectively, secure Indebtedness, whether now existing or hereafter created, in an aggregate amount no greater than the aggregate amount of first mortgage bonds permitted to be issued under the First Mortgage.

            (d) Liens not prohibited under the First Mortgage or the Collateral Trust Mortgage (whether or not such Liens cover properties or assets subject to the Lien of the First Mortgage or the Collateral Trust Mortgage);

            (e) Liens for taxes, assessments or governmental charges not yet due or which are being contested in compliance with Section 5.03;

            (f) carriers', warehousemen's, mechanic's, materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due or which are being contested in compliance with Section 5.03;

            (g) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

            (h) Liens incurred or created in connection with or to secure the performance of bids, tenders, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of alike nature incurred in the ordinary course of business;

            (i) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

            (j) Liens (i) which secure obligations not assumed by the Borrower,
      (ii) on account of which the Borrower has not and does not expect to pay interest directly or indirectly and (iii) which exist upon real estate or rights in or relating to real estate in respect of which the Borrower has a right-of-way or other easement for purposes of substations or transmission or distribution facilities;

            (k) rights reserved to or vested in any federal, state or local governmental body or agency by the terms of any right, power, franchise, grant, license, contract or permit, or by any provision of law, to recapture or to purchase, or designate a purchase of or order the sale of, any property of the Borrower or to terminate any such right, power, franchise, grant, license, contract or permit before the expiration thereof;

            (l) Liens of judgments covered by insurance, or upon appeal and covered by bond, or to the extent not so covered not exceeding at one time $40,000,000 in aggregate amount;

            (m) any Liens, moneys sufficient for the discharge of which shall have been deposited in trust with the trustee or mortgagee under the instrument evidencing such Lien, with irrevocable authority of such trustee or mortgagee to apply such moneys to the discharge of such Lien to the extent required for such purpose;

            (n) rights reserved to or vested in any federal, state or local governmental body or agency or other public authority to control or regulate the business or property of the Borrower;

            (o) any obligations or duties affecting the property of the Borrower to any federal, state or local governmental body or agency or other public authority with respect to any authorization, permit, consent or license of such body, agency or authority, given in connection with the purchase, construction, equipping, testing and operation of the Borrower's utility property;

            (p) with respect to any property which the Borrower may hereafter acquire, any exceptions or reservations therefrom existing at the time of such acquisition or any terms, conditions, agreements, covenants, exceptions and reservations expressed or provided in the deeds of other instruments, respectively, under and by virtue of which the Borrower shall hereafter acquire the same, none of which materially impairs the use of such property for the purposes for which it is acquired by the Borrower;

            (q) leases and subleases entered into in the ordinary course of business;

            (r) banker's Liens and other Liens in the nature of a right of setoff;

            (s) renewals, replacements, amendments, modifications, supplements, refinancings or extensions of Liens set forth in clauses (a)-(d) above to the extent that the principal amount of Indebtedness secured by such Lien immediately prior thereto is not increased and such Lien is not extended to other property;

            (t) security deposits or amounts paid into trust funds for the reclamation of mining properties;

            (u) restrictions on transfer or use of properties and assets, first rights of refusal, and rights to acquire properties and assets granted to others;

            (v) non-consensual equitable Liens on the Borrower's tenant-in-common or other interest in joint projects;

            (w) Liens on the Borrower's tenant-in-common or other interest in joint projects incurred by the project sponsor without the express consent of the Borrower to such incurrence;

            (x) cash collateral contemplated under Section 2.05(i); and

            (y) Liens on receivables and related properties or interests therein.

            Section 6.02 Sale-Leaseback Transactions. The Borrower shall not enter into any Sale-Leaseback if as a result thereof the aggregate outstanding principal amount of Attributable Debt outstanding in connection with all Sale-Leasebacks entered into after the date hereof would exceed 5% of the total tangible assets of Avista Utilities as of the date of the financial statements most recently delivered under Section 5.04(a) or (b) at such time.

            Section 6.03 Mergers, Consolidations and Acquisitions. The Borrower shall not, and shall not permit any Significant Subsidiary (without the consent of the Required Banks, not to be unreasonably withheld) to, merge with or into or consolidate with any other person, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other person) other than acquisitions in the ordinary course of the Borrower's or such Significant Subsidiary's business, except that, if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (a) the Borrower or any Significant Subsidiary may merge with or into or consolidate with the Borrower or any Subsidiary provided that, in any transaction involving the Borrower, the Borrower is the surviving person, (b) the Borrower or any Significant Subsidiary may purchase, lease or otherwise acquire from any Subsidiary all or substantially all of its assets, (c) the Borrower may merge with or into or consolidate with any other person so long as (i) in the case where the business of such other person, or an Affiliate of such other person, entirely or primarily consists of an electric or gas utility business, (A) if the Borrower is the surviving person, then, immediately after such merger or consolidation, the Senior Debt Rating assigned to the applicable Indebtedness of the Borrower by two nationally recognized credit rating agencies shall be equal to or higher than Lowest Investment Grade and (B) if the Borrower is not the surviving person, (1) the surviving person shall assume in writing the obligations of the Borrower under this Agreement and any other Loan Documents and (2) immediately after such merger or consolidation, the Senior Debt Rating assigned to the applicable Indebtedness of the surviving Person by two nationally recognized credit rating agencies shall be equal to or higher than Second Lowest Investment Grade, and (ii) in the case where such other person's business does not entirely or primarily consist of an electric or gas utility business, (A) the assets of such person at the time of such consolidation or merger do not exceed 10% of the total assets of the Borrower and its Subsidiaries after giving effect to such merger or consolidation, computed and consolidated in accordance with GAAP consistently applied and (B) if the Borrower is not the surviving person, the surviving person shall assume in writing the obligations of the Borrower under this Agreement and any other Loan Documents, (d) the Borrower may purchase, lease or otherwise acquire all or substantially all of the assets of any other person (including by purchase or other acquisition of all or substantially all of the capital stock of such person) so long as (i) the assets being purchased, leased or acquired (or the assets of the person whose capital stock is being acquired) entirely or primarily consist of electric or gas utility assets or (ii) in the case where the assets being purchased, leased or acquired (or the assets of the person whose capital stock is being acquired) do not entirely or primarily consist of electric or gas utility assets, the assets being acquired (or the Borrower's proportionate share of the assets of the person whose capital stock is being acquired) do not exceed 10% of the total assets of the Borrower and its Subsidiaries, after giving effect to such acquisition, computed and consolidated in accordance with GAAP consistently applied, (e) any Significant Subsidiary may merge with or into or consolidate with any other person so long as the assets of such person at the time of such consolidation or merger do not exceed 10% of the total assets of the Borrower and its Subsidiaries after giving effect to such merger or consolidation, computed and consolidated in accordance with GAAP consistently applied, and (f) any Significant Subsidiary may purchase, lease or otherwise acquire all or substantially all of the assets of any other person (including by purchase or other acquisition of all or substantially all of the capital stock of such person) so long as the assets being acquired (or the Significant Subsidiary's proportionate share of the assets of the person whose capital stock is being acquired) do not exceed 10% of the total assets of the Borrower and its Subsidiaries after giving effect to such acquisition, computed and consolidated in accordance with GAAP consistently applied; provided, however, that notwithstanding anything in this Section 6.03 to the contrary, this Section 6.03 shall not be deemed to prohibit any merger, consolidation or acquisition involving a Significant Subsidiary (and not also the Borrower) if, after giving effect to the consummation of such transaction, such Significant Subsidiary shall have or be deemed to have a ratio of total long-term Indebtedness to total stockholders' equity equal to or less than 1.5 to 1.0.

            Section 6.04 Disposition of Assets. The Borrower shall not, and shall not permit any Significant Subsidiary (without the consent of the Required Banks, not to be unreasonably withheld) to, sell, lease, transfer, assign or otherwise dispose of any assets or any interest therein (whether now owned or hereafter acquired), except (a) dispositions of obsolete or retired property not used or useful in its business, (b) grants of Liens by the Borrower permitted under Section 6.01 and grants of Liens by Significant Subsidiaries, (c) disposition by the Borrower of its interest in the Washington Public Power Supply System Nuclear Project No. 3 in accordance with the settlement agreement among the Borrower, the Washington Public Power Supply System and Bonneville Power Administration, as the same may be amended, modified or supplemented from time to time, (d) disposition by the Borrower of all or any portion of its transmission assets in one or more RTO Transactions, (e) disposition by the Borrower of its interests in the Colstrip Project and related assets, (f) disposition by Avista Energy, Inc. of its assets in the ordinary course of its trading operations, (g) disposition of receivables and related properties or interests therein, (h) disposition by the Borrower of its natural gas distribution assets and operations located in the State of California, (i) other dispositions of assets (not otherwise permitted by clauses (a)-(h) of this Section) made in the ordinary course of business not exceeding in any fiscal year 5% of the assets of the Borrower and its Subsidiaries as of the end of the prior fiscal year, computed and consolidated in accordance with GAAP consistently applied, and (i) other dispositions of assets (not otherwise permitted by clauses (a)-(h) of this Section) not exceeding in any fiscal year 10% of the assets of the Borrower and its Subsidiaries as of the end of the prior fiscal year, computed and consolidated in accordance with GAAP consistently applied; provided, however, that notwithstanding anything in this
Section 6.04 to the contrary, this Section 6.04 shall not be deemed to prohibit any disposition by a Significant Subsidiary if, after giving effect to the consummation of such transaction, such Significant

Subsidiary shall have or be deemed to have a ratio of total long-term Indebtedness to total stockholders' equity equal to or less than 1.5 to 1.0.

            Section 6.05 Consolidated Total Debt to Consolidated Total Capitalization Ratio. The Borrower shall not permit the ratio of Consolidated Total Debt to Consolidated Total Capitalization to be, at any time, greater than
0.70 to 1.00.

            Section 6.06 Avista Utilities Interest Coverage Ratio. The Borrower shall not permit the ratio of Avista Utilities EBITDA to Avista Utilities Interest Expense for any four-fiscal-quarter period to be less than 1.6 to 1.

            Section 6.07 Public Utility Regulatory Borrowing Limits. The Borrower shall not incur actual borrowings or commitments or issued and outstanding debt of the Borrower in excess of the amount authorized by statute or by orders of public utility commissions, as in effect from time to time.

            Section 6.08 Avista Energy Guarantees. The Borrower shall not permit itself to be obligated, at any time, under Guarantees of obligations of Avista Energy, Inc. under which the Borrower's liability, in the aggregate for all such Guarantees, might exceed $50,000,000.

            Section 6.09 Investments. The Borrower shall not make any new Investments in any Subsidiary (other than a Financing Subsidiary), except for
(a) Investments constituting Guaranties permitted under Section 6.08 and (b) other Investments (including Guaranties not permitted under Section 6.08) in an aggregate amount (calculated, in the case of any acquisition or Investment, based on the amount of consideration payable, and obligations incurred, by the Borrower for such acquisition or Investment) not exceeding $75,000,000, in any fiscal year of the Borrower, or $200,000,000 in the aggregate, during the period from the date of execution and delivery of this Agreement to the Expiration Date, in each case net of any distributions or other amounts received by the Borrower during such period on Investments in such Subsidiaries.

                                  ARTICLE VII

                                EVENTS OF DEFAULT

      In case of the happening (and during the continuance) of any of the following events ("Events of Default"):

            (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings or the issuance of any Letter of Credit, or any representation or warranty contained in any certificate or other document furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made or deemed made;

            (b) default shall be made in the payment of any principal of any Loan or LC Disbursement when and as the same shall become due and payable, whether at the scheduled maturity date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

            (c) default shall be made in the payment of any interest on any Loan or LC Disbursement or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

            (d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 5.01(a), 5.05, 5.07(b) or 5.08 or in Article VI;

            (e) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent, or any Bank or Issuing Bank to the Borrower;

            (f) the Borrower or any Significant Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness when the aggregate unpaid principal amount is in excess of $40,000,000, when and as the same shall become due and payable (after expiration of any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement (after expiration of any applicable grace period) contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity;

            (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Significant Subsidiary, or of a substantial part of the property or assets of the Borrower or a Significant Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or a Significant Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Significant Subsidiary; and such proceeding or petition shall continue undismissed, or an order or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days;

            (h) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any

      Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

            (i) a final judgment or judgments shall be rendered against the Borrower, any Significant Subsidiary or any combination thereof for the payment of money with respect to which an aggregate amount in excess of $40,000,000 is not covered by insurance and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Significant Subsidiary to enforce any such judgment;

            (j) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower to the PBGC or to a Plan in an aggregate amount exceeding $25,000,000 and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to Section 5.06, the Administrative Agent shall have notified the Borrower in writing that
      (i) the Required Banks have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of alien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

            (k) any Loan Document, at any time after its execution and delivery and for any reason, shall cease to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, in all cases when the Loans are no longer secured, excluding the First Mortgage Bond, the First Mortgage, the Supplemental Indenture and the Bond Delivery Agreement;

            (l) a Change in Control shall occur;

            (m) if the Loans are secured, the Lien purported to be created in any substantial portion of the property of the Borrower purported to be made subject thereto pursuant to the First Mortgage shall at any time fail to be a valid, perfected, first priority Lien (subject to Liens permitted to exist by the terms of the First Mortgage) securing the obligations of the Borrower under the First Mortgage (including the obligations of the First Mortgage Bond) and such failure shall constitute or have resulted in a "Completed Default" under the First Mortgage; or

            (n) if the Loans are secured, the mortgage title insurance policy referred to in Section 4.02(a)(ix) or any other mortgage title insurance policy purported to be issued for the benefit of the trustee under the First Mortgage, at any time after its issuance and for any reason, shall cease to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the issuer of such policy denies that it has any or further liability or obligation under such policy, or purports to revoke, terminate or rescind such policy.

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Banks, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon (A) the Commitments will automatically be terminated and (B) the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and (iii) if the Loans are secured, deliver to the Borrower notice demanding redemption of the First Mortgage Bond; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

                                  ARTICLE VIII

                              RELEASE OF COLLATERAL

            Section 8.01 Borrower's Election Upon Credit Upgrade. In the event that (a) the Senior Debt Rating assigned to the Borrower's most senior unsecured public Indebtedness by two nationally recognized credit rating agencies shall be equal to or higher than Lowest Investment Grade, in each case with a stable outlook, and (b) no Default or Event of Default shall have occurred and be continuing, then, upon demand of the Borrower, the Administrative Agent shall return to the Borrower the First Mortgage Bond then held by it, without recourse, representation or warranty, and execute and deliver to the Borrower such documents of assignment as may be reasonably requested by the Borrower to terminate the Lien of the Administrative Agent in such First Mortgage Bond.

            Section 8.02 Release Upon Commitment Reduction. In connection with any permanent reduction in the Commitments pursuant to Section 2.10(b), the Administrative Agent shall surrender to, or upon the order of, the Borrower the First Mortgage Bond then held by the Administrative Agent against receipt by the Administrative Agent of a substitute First Mortgage Bond in an amount equal to the total Commitments after giving effect to the reduction.

            Section 8.03 Release Upon Termination and Repayment. The Administrative Agent shall surrender to, or upon the order of, the Borrower all First Mortgage Bonds then held by it at the first time at which the Commitments shall have been terminated and all amounts owing under this Agreement shall have been paid in full.

                                   ARTICLE IX

                            THE ADMINISTRATIVE AGENT

            Section 9.01 Appointment and Powers. In order to expedite the various transactions contemplated by the Loan Documents, The Bank of New York is hereby appointed to act as Administrative Agent on behalf of the Banks and the Issuing Banks. Each of the Banks and the Issuing Banks hereby irrevocably authorizes and directs the Administrative Agent to take such action on behalf of such Bank or Issuing Bank under the terms and provisions of the Loan Documents, and to exercise such powers thereunder as are specifically delegated to or required of the Administrative Agent by the terms and provisions thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized on behalf of the Banks and the Issuing Banks, without hereby limiting any implied authority, (a) to receive on behalf of each of the Banks and the Issuing Banks any payment of principal of or interest on the Loans outstanding hereunder, LC Reimbursements and all other amounts accrued under the Loan Documents paid to the Administrative Agent, and to distribute to each Bank and Issuing Bank its proper share of all payments so received as soon as practicable; (b) to give notice promptly on behalf of each of the Banks and the Issuing Banks to the Borrower of any Event of Default of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute promptly to each Bank and Issuing Bank copies of all notices, agreements and other material as provided for in the Loan Documents as received by such Administrative Agent.

            Section 9.02 Limitation on Liability. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Bank or Issuing Bank as such for any action taken or omitted by any of them under the Loan Documents except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation therein or the contents of any document delivered in connection therewith or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements of the Loan Documents. The Administrative Agent shall not be responsible to the Banks or the Issuing Banks for the due execution, genuineness, validity, enforceability or effectiveness of the Loan Documents or any other instrument to which reference is made therein. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Banks, and, except as otherwise specifically provided herein, such instructions and any action taken or failure to act pursuant thereto shall be binding on all the Banks and the Issuing Banks. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any paper or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure or delay in performance or breach by any

Bank or Issuing Bank of any of its obligations under the Loan Documents or to any Bank or Issuing Bank on account of the failure of or delay in performance or breach by any other Bank or Issuing Bank or the Borrower of any of their respective obligations thereunder or in connection therewith. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys selected by them using reasonable care and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys selected and authorized to act by it with reasonable care unless the damage complained of directly results from an act or failure to act on part of the Administrative Agent which constitutes gross negligence or willful misconduct. Delegation to an attorney or Administrative Agent shall not release the Administrative Agent from its obligation to perform or cause to be performed the delegated duty. The Administrative Agent shall be entitled to advice of legal counsel selected by it with respect to all matters arising under the Loan Documents and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

            Section 9.03 Other Transactions with the Borrower. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or other Affiliate thereof as if it were not the Administrative Agent.

            Section 9.04 Reimbursement; Indemnification. Each Bank agrees (a) to reimburse the Administrative Agent in the amount of such Bank's Pro Rata Share of any expenses incurred for the benefit of the Banks by the Administrative Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Banks, not reimbursed by the Borrower and (b) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of the Loan Documents or any action taken or omitted by it or any of them under the Loan Documents, to the extent not reimbursed by the Borrower; provided, however, that no Bank shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

            Section 9.05 Absence of Reliance. Each of the Banks and the Issuing Banks acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Banks or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Banks and the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any other Issuing Bank or Bank based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under or based upon the Loan Documents, any related agreement or any document furnished thereunder.

            Section 9.06 Resignation of the Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Issuing Banks, the Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Banks may, with the consent of the Borrower (which consent shall not be unreasonably withheld and shall not be required during an Event of Default), appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Issuing Banks and the Banks and after consultation with the Issuing Banks, the Banks and the Borrower, appoint a successor Administrative Agent. Upon the acceptance by any Person of its appointment as a successor Administrative Agent, such Person shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under the Loan Documents. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

            Section 9.07 Syndication Agent; Documentation Agents; Managing Agent; Co-Agents. None of the Syndication Agent, the Documentation Agents, the Managing Agent or the Co-Agents shall have any rights, powers, obligations, liabilities, responsibilities or duties under the Loan Document other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks identified as "Syndication Agent," "Documentation Agent," "Managing Agent" or "Co-Agent" shall have or be deemed to have any fiduciary relationship with any Bank. Each of the Banks and the Issuing Banks acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                   ARTICLE X

                                  MISCELLANEOUS

            Section 10.01 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, graphic scanning or other telegraphic communications equipment of the sending party, as follows:

            (a) if to the Borrower, to:

                Avista Corporation
                East 1411 Mission Avenue (99202)
                P.O. Box 3727
                Spokane, Washington 99220
                Attention: Senior Vice President and Chief Financial Officer
                Telecopy: 509-495-4879

            (b) if to the Administrative Agent, to:

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

                The Bank of New York
                One Wall Street
                Agency Function Administration
                18th Floor
                New York, New York 10286
                Attention: Sandra Morgan
                Telecopy: 212-635-6365 or 6366 or 6376

                with a copy to:

                The Bank of New York
                Energy Industries Division
                One Wall Street
                19th Floor
                New York, New York 10286
                Attention: Ray Palmer
                Telecopy: 212-635-7923

            (c) if to a Bank or an Issuing Bank, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Assumption pursuant to which such Bank or Issuing Bank shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or other telegraphic communications equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01.

            Section 10.02 Survival of Agreement. All covenants, agreements, representations and warranties, including, without limitation, any indemnities and reimbursement obligations, made by the Borrower in the Loan Documents and in the certificates or other instruments prepared or delivered in connection therewith or pursuant thereto shall be considered to have been relied upon by the Banks and the Issuing Banks and shall survive the making by the Banks of the Loans and issuance by the Issuing Banks of any Letters of Credit, and the execution and delivery to the Banks of any Notes evidencing such Loans, regardless of any investigation made by the Banks or the Issuing Banks, or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.

            Section 10.03 Binding Effect; Successors and Assigns. This Agreement and the amendment and restatement reflected hereby shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Bank and Issuing Bank, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Issuing Bank and Bank and their respective successors and permitted assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Issuing Banks or the Banks that are contained in this Agreement shall bind and inure to the benefit of their respective successors and permitted assigns.

            Section 10.04 Successors and Assigns. (a) Subject to Section 6.03, the Borrower may not assign or delegate any of its rights or duties under any of the Loan Documents without the prior written consent of each of the Banks and the Issuing Banks.

            (b) Each Bank (including the Administrative Agent or the Issuing Banks when acting as a Bank) may assign to one or more assignees all or a portion of its interests, rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment and the same portion of the applicable Loan or Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Bank or Affiliate of a Bank, the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consents shall not be unreasonably withheld), provided that the consent of the Borrower shall not be required if an Event of Default shall exist, (ii) in the case of an assignment to a person other than a Bank of all or a portion of a Bank's Commitment or its obligation in respect of its LC Exposure, the applicable Issuing Banks must give their prior written consent to such assignment (which consent shall not be unreasonably withheld),
(iii) that no assignee of any Bank shall be entitled to receive any greater payment or protection under Sections 2.12, 2.13(a) or 2.18 than such Bank would have been entitled to receive with respect to the rights assigned or otherwise transferred unless such assignment or transfer shall have been made at a time when the circumstances giving rise to such greater payment did not exist, (iii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement, (iv) the amount of the Commitment of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if less, the total amount of their Commitments), (v) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption and a processing and recordation fee of $3,500 and
(vi) the assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (d) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under the Loan Documents and (B) the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under the Loan Documents (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Bank's rights and obligations under the Loan Documents, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.18 and 9.05, as well as to any Fees accrued for its account and not yet paid).

            (c) The Administrative Agent shall maintain a copy of each Assignment and Assumption delivered to it including the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Bank pursuant to the terms hereof from time to time (the "Register"). The Administrative Agent, the Issuing Banks and the Banks may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of the Loan Documents. The Register shall be available for inspection by the Borrower, and any Issuing Bank and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

            (d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) above and, to the extent required, the written consent of the Borrower, the Administrative Agent and the Issuing Banks to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Issuing Banks and the Borrower. Upon the request of the assignee, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, a new Note or Notes to the order of such assignee in a principal amount equal to the applicable Commitment assumed by it pursuant to such Assignment and Assumption and, if the assigning Bank has retained a Commitment, upon the request of the assigning Bank, the Borrower shall execute and deliver a new Note to the order of such assigning Bank in a principal amount equal to the applicable Commitment retained by it. Canceled Notes shall be returned to the Borrower.

            (e) Each Bank may without the consent of the Borrower, the Issuing Banks or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment and the Loans owing to it and any Notes held by it); provided, however, that (i) such Bank's obligations under the Loan Documents shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.12, 2.14 and 2.18 to the same extent as if they were Banks (provided, that the amount of such benefit shall be limited to the amount in respect of the interest sold to which the seller of such participation would have been entitled had it not sold such interest) and (iv) the Borrower, the Administrative Agent, the Issuing Banks and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under the Loan Documents, and such Bank shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of the Loan Documents (other than amendments, modifications or waivers (i) decreasing any Fees or the amount of principal of or the rate at which interest is payable on the Loans or LC Disbursements, (ii) extending any scheduled date for the payment of Fees or principal of or interest on Loans or LC Disbursements, (iii) extending the expiration date of the Commitments or extending the expiration date of any Letter of Credit to a date after the expiration date of the Commitments or (iv) releasing the First Mortgage Bond or releasing all or substantially all of the collateral therefor, in each such case except pursuant to Article VIII.

            (f) Any Bank or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Bank by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information.

            (g) Notwithstanding anything to the contrary contained herein, any Bank (a "Granting Bank") may grant to a special purpose funding vehicle (an "SPC") the option to fund all or any part of any Loan that such Granting Bank would otherwise be obligated to fund pursuant to this Agreement; provided that
(i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Bank shall be obligated to fund such Loan pursuant to the terms hereof. The funding of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were funded by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under the Loan Documents for which a Bank would otherwise be liable for so long as, and to the extent, the Granting Bank provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC. This paragraph may not be amended without the prior written consent of each Granting Bank, all or any part of whose Loan is being funded by an SPC at the time of such amendment.

            (h) Any Bank may at any time assign for security purposes all or any portion of its rights under the Loan Documents to a Federal Reserve Bank; provided that no such assignment shall release a Bank from any of its obligations thereunder.

            Section 10.05 Expenses; Indemnity, Damage Waiver. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of internal or external legal counsel) (i) incurred by the Administrative Agent in connection with the preparation of the Loan Documents or in connection with any amendments, modifications or waivers of the provisions thereof (whether or not the transactions thereby contemplated shall be consummated), (ii) incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, or (iii) incurred by the Administrative Agent, or any Bank or Issuing Banks in connection with the enforcement or protection of their rights in connection with the Loan Documents or any Loan or any Letter of Credit or participation therein.

            (b) The Borrower agrees that it shall indemnify the Administrative Agent, the Issuing Banks and the Banks from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

            (c) The Borrower agrees to indemnify the Administrative Agent, and each Issuing Bank and Bank, and each of their respective directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans and of the Letters of Credit (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

            (d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that such waiver shall not, as to any Indemnitee, apply to special, indirect or consequential damages to the extent resulting from, or punitive damages awarded on account of, conduct by such Indemnitee that is determined by a court of competent jurisdiction by final and nonappealable judgment to have constituted gross negligence or willful misconduct by such Indemnitee.

            (e) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Issuing Bank or Bank. All amounts due under this Section 10.05 shall be payable on written demand therefor.

            Section 10.06 Right of Setoff. If an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated as set forth in Article VII, each of the Banks and the Issuing Banks is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank or Issuing Bank (or bank Controlling such Bank or Issuing Bank) to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Bank or Issuing Bank, irrespective of whether or not such Bank or Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower are owed to a branch or office of such Bank or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Bank and Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Bank or Issuing Bank may have. Any Bank or Issuing Bank, as the case may be, shall promptly notify the Borrower after exercising its rights under this Section.

            Section 10.07 Applicable Law. THIS AGREEMENT, AND THE OTHER LOAN DOCUMENTS OTHER THAN THE FIRST MORTGAGE BOND, THE FIRST MORTGAGE AND THE SUPPLEMENTAL INDENTURE, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

            Section 10.08 Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Issuing Bank or Bank in exercising any power or right under the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Banks hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

            (b) Neither the Loan Documents nor any provision thereof (excluding letter of credit applications, which may be waived, amended or modified by agreement of the Borrower and the applicable Issuing Bank) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Banks; provided, however, that no such agreement shall (i) without the consent of the applicable Bank, (A) decrease the principal of or the rate of interest on such Bank's Loans or the Fees payable to such Bank, (B) extend the date for any scheduled payment of principal of or interest on such Bank's Loans or the Fees payable to such Bank, or (C) increase the amount or extend the expiration date of such Bank's Commitment, or (ii) without the consent of each Bank, (A) decrease the principal of or the rate of interest on any LC Disbursement, (B) extend the date for any scheduled payment of principal of or interest on any LC Disbursement, (C) extend the expiration date of any Letter of Credit to a date after the Expiration Date,
(D) release the First Mortgage Bond or release all or substantially all of the collateral therefor, in each such case except pursuant to Article VIII, or (E) amend or modify the provisions of Section 2.15, the provisions of this Section, the definition of "Required Banks", or any other provision requiring the consent or agreement of each of the Banks; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Banks under the Loan Documents without the prior written consent of the Administrative Agent or the Issuing Banks, as the case may be. Each Bank and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section regardless of whether its Note shall have been marked to make reference thereto, and any consent by any Bank or holder

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of a Note pursuant to this Section shall bind any person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.

            Section 10.09 Interest Rate Limitation. Notwithstanding anything herein or in any Notes to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Bank, shall exceed the maximum lawful rate (the "Maximum Rate") which maybe contracted for, charged, taken, received or reserved by such Bank in accordance with applicable law, the rate of interest payable under any Note held by such Bank, together with all Charges payable to such Bank, shall be limited to the Maximum Rate.

            Section 10.10 Entire Agreement. Each Loan Document constitutes the entire contract between the parties relative to the subject matter thereof, and any previous agreement among the parties with respect to the subject matter thereof is superseded by such Loan Document. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

            Section 10.11 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents. Each party hereto (a) certifies that no representative, Administrative Agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

            Section 10.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

            Section 10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03.

            Section 10.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

            Section 10.15 Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive

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jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, or any other Issuing Bank or Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

            (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            Section 10.16 USA Patriot Act Notification. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act. The Borrower agrees to cooperate with each Bank and provide true, accurate and complete information to such Bank in response to any such request.

            WITNESS the due execution hereof as of the date first above written.

                                       AVISTA CORPORATION

                                       By: /s/ Malyn K. Malquist
                                           -------------------------------------
                                       Name: Malyn K. Malquist
                                       Title: Sr. VP, CFO & Traesurer

Avista Corporation Five Year Revolving Credit Agreement -Signature Pages

                                       THE BANK OF NEW YORK,
                                        as Administrative Agent, an Issuing Bank and a Bank

                                       By: /s/ Raymond J. Palmer
                                           -------------------------------------
                                       Name: Raymond J. Palmer
                                       Title: Vice President

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                                       ALLIED IRISH BANKS, p.l.c.,
                                        as a Bank

                                       By: /s/ Aidan Lanigan
                                           -------------------------------------
                                       Name: Aidan Lanigan
                                       Title:  Vice President

                                       By: /s/ Mark K. Connelly
                                           -------------------------------------
                                       Name: Mark K. Connelly
                                       Title: Vice President

Avista Corporation Five Year Revolving Credit Agreement -Signature Pages

                                       BANK HAPOALIM B.M.,
                                        as a Bank

                                       By: /s/ Marc Bosc
                                           -------------------------------------
                                       Name: Marc Bosc
                                       Title: Vice President

                                       By: /s/ Donald Tashner
                                           -------------------------------------
                                       Name: Donald Tashner
                                       Title: Senior Vice President

Avista Corporation Five Year Revolving Credit Agreement -Signature Pages

                                       BANK OF AMERICA, N.A.,
                                        as Managing Agent and a Bank

                                       By: /s/ Laura MacNeil
                                           -------------------------------------
                                       Name: Laura MacNeil
                                       Title: Senior Vice President

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

                                       COMERICA WEST INCORPORATED,
                                        as a Bank

                                       By: /s/ Don R. Carruth
                                           -------------------------------------
                                       Name: Don R. Carruth
                                       Title: Corporate Banking Officer

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

                                       FIRST COMMERCIAL BANK, NEW YORK AGENCY,
                                        as a Bank

                                       By: /s/ Bruce M.J. Ju
                                           -------------------------------------
                                       Name: Bruce M.J. Ju
                                       Title: GM & VP

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

                                       KEYBANK NATIONAL ASSOCIATION,
                                        as Documentation Agent and a Bank

                                       By: /s/ Kevin D. Smith
                                           -------------------------------------
                                       Name: Kevin D. Smith
                                       Title: Vice President

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

                                       MIZUHO CORPORATE BANK, LTD.,
                                        as a Bank

                                       By: /s/ Mark Gronich
                                           -------------------------------------
                                       Name: Mark Gronich
                                       Title: Senior Vice President

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

                                       STERLING SAVINGS BANK,
                                        as a Bank

                                       By: /s/ Sean W. Morreale
                                           -------------------------------------
                                       Name: Sean W. Morreale
                                       Title: Vice President

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                                       UNION BANK OF CALIFORNIA, N.A.,
                                        as Syndication Agent, an Issuing Bank
                                        and a Bank

                                       By: /s/ Kristin Isleib
                                           -------------------------------------
                                       Name: Kristin Isleib
                                       Title: Assistant Vice President

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

                                       U.S. BANK, NATIONAL ASSOCIATION,
                                        as Documentation Agent and
                                        a Bank

                                       By: /s/ Wilfred Jack
                                           -------------------------------------
                                       Name: Wilfred Jack
                                       Title: Vice President

Avista Corporation Five Year Revolving Credit Agreement -Signature Pages

                                       WELLS FARGO BANK,
                                        as Documentation Agent, an Issuing Bank
                                        and a Bank

                                       By:______________________________________
                                       Name:
                                       Title:

Avista Corporation Five Year Revolving Credit Agreement -Signature Pages